EXHIBIT 99.1

PRESS RELEASE

                       Contact:
                       Trisha Tuntland
                       Manager of Investor Relations
                       Cabot Microelectronics Corporation
                       (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
SOLID RESULTS FOR THIRD QUARTER OF FISCAL 2011

Revenue of $111.8 Million
Gross Profit Margin of 47.4 Percent of Revenue
Earnings Per Share of 54 Cents

AURORA, IL, July 27, 2011 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2011, which ended June 30.

Total revenue during the third fiscal quarter was $111.8 million, which represents an increase of 10.0 percent compared to the same quarter last year and an increase of 2.0 percent compared to the prior quarter, on continued solid demand for the company’s products.  The company achieved a gross profit margin of 47.4 percent of revenue in the third fiscal quarter and diluted earnings per share of $0.54.  During the quarter, the company purchased $15 million of stock, under the company’s $125 million share repurchase program.

“Our solid revenue and earnings this quarter reflect our continued execution against our strategic initiatives and sustained growth in the semiconductor industry.  We are proud that year to date, our revenue has grown nearly 13 percent and our earnings per share have grown 23 percent over the record level of performance we achieved last year”, said William Noglows, Chairman and CEO of Cabot Microelectronics.  “While some industry analysts are indicating signs of potential near-term softness in industry demand, we currently expect solid year over year growth for our company on a full year basis.”

Mr. Noglows continued, “We are confident that the investments we are making in the Asia Pacific region, including our new research, development and manufacturing facility in South Korea and our manufacturing capacity expansion in Japan, will further strengthen our global competitive position and contribute to the company’s continued growth.  We look forward to leveraging these facilities to further expand our collaboration with customers, as we continue to meet their increasing performance requirements.”

Key Financial Information

Total third fiscal quarter revenue of $111.8 million represents a 10.0 percent increase from the $101.7 million reported in the same quarter last year and a 2.0 percent increase from $109.7 million last quarter.  The increase in revenue from the same period last year reflects increased demand within each of the company’s business areas, except for the company’s polishing pads business.  Compared to the prior quarter, revenue for each of the company’s CMP slurry application areas increased, except for data storage applications, and revenue from the pads and Engineered Surface Finishes (ESF) business areas decreased.  Year to date revenue of $335.7 million represents an increase of 12.7 percent from the prior year, driven by double-digit growth in the company’s CMP slurry and ESF business areas and continued growth in the pads business.

Gross profit, expressed as a percentage of revenue, was 47.4 percent this quarter, which is lower than the 49.1 percent of revenue reported in the same quarter a year ago and 48.1 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to foreign exchange rate changes, in particular the weakening of the U.S. dollar versus the Japanese yen, and selective price reductions, partially offset by a higher value product mix.  The decrease in gross profit percentage versus the previous quarter was primarily due to lower yields in the company’s manufacturing operations and increased fixed manufacturing costs, partially offset by lower variable manufacturing costs in selected areas.  Year to date, gross profit represented 48.6 percent of revenue, which is consistent with the company’s full year guidance range of 48 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.4 million in the third fiscal quarter, or $1.1 million less than the $34.5 million reported in the same quarter a year ago, driven primarily by lower professional fees, including costs to enforce the company’s intellectual property.  Operating expenses were $0.1 million higher than the $33.3 million reported in the previous quarter. Year to date, total operating expenses were $99.7 million, or 29.7 percent of revenue, which is 2.9 percent higher than during the same period last year.  The company continues to expect its full year operating expenses to be within a range of $130 million to $135 million for fiscal 2011.

Net income for the quarter was $12.8 million, or 26.7 percent higher than the $10.1 million reported in the same quarter last year primarily due to the higher level of sales and lower operating expenses, partially offset by lower gross profit margin.  Compared to $13.1 million in the previous quarter, net income was down 2.3 percent due to the unfavorable impact of foreign exchange rates, which is reflected in other income, and lower gross profit margin.  Year to date, net income of $42.4 million was up 24.0 percent compared to the prior year.

Diluted earnings per share were $0.54 this quarter, up from $0.43 reported in the third quarter of fiscal 2010 and down from $0.55 reported in the previous quarter.  Year to date, diluted earnings per share of $1.80 were up 23.3 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 543-6408.  Callers outside the U.S. can dial (617) 213-8899.  The conference code for the call is 57003081.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see “Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2011 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2010, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2011	2011	2010

Revenue	$111,846	$109,660	$101,655	$335,711	$297,883

Cost of goods sold	58,821	56,927	51,759	172,522	148,114

Gross profit	53,025	52,733	49,896	163,189	149,769

Operating expenses:

Research, development & technical	14,573	14,919	12,875	43,348	38,364

Selling & marketing	7,785	6,791	7,009	22,056	19,861

General & administrative	11,008	11,567	14,637	34,251	38,581

Total operating expenses	33,366	33,277	34,521	99,655	96,806

Operating income	19,659	19,456	15,375	63,534	52,963

Other income (expense), net	(311)	646	172	(600)	(207)

Income before income taxes	19,348	20,102	15,547	62,934	52,756

Provision for income taxes	6,559	7,010	5,450	20,561	18,588

Net income	$12,789	$13,092	$10,097	$42,373	$34,168

Basic earnings per share	$0.55	$0.57	$0.44	$1.85	$1.47

Weighted average basic shares outstanding	23,119	23,032	23,143	22,931	23,178

Diluted earnings per share	$0.54	$0.55	$0.43	$1.80	$1.46

Weighted average diluted shares outstanding	23,797	23,693	23,478	23,525	23,383

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$292,939	$254,164
Accounts receivable, net	56,989	57,456
Inventories, net	54,747	51,896
Other current assets	29,122	17,513
Total current assets	433,797	381,029

Property, plant and equipment, net	125,381	115,811
Other long-term assets	69,650	74,916
Total assets	$628,828	$571,756

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$18,543	$17,521
Capital lease obligations	340	1,296
Accrued expenses and other current liabilities	31,053	34,513
Total current liabilities	49,936	53,330

Capital lease obligations, net of current portion	4	12
Other long-term liabilities	9,053	4,071
Total liabilities	58,993	57,413

Stockholders' equity	569,835	514,343
Total liabilities and stockholders' equity	$628,828	$571,756